CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of JPMorgan Trust IV of our reports dated April 29, 2026, relating to the financial statements and financial highlights for the funds constituting JPMorgan Trust IV listed in Appendix A, which appear in JPMorgan Trust IV’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 22, 2026

Appendix A

JPMorgan Institutional Tax Free Money Market Fund

JPMorgan Securities Lending Money Market Fund

JPMorgan Ultra-Short Municipal Fund